Exhibit 99.1

Academy Sports + Outdoors Announces Planned Leadership Succession

Ken C. Hicks to transition to Executive Chairman on June 1, 2023

Steven P. Lawrence to become Chief Executive Officer and Director

Michael P. Mullican to assume role as President

KATY, TEXAS (PRNewswire — April 27, 2023) – Academy Sports and Outdoors, Inc. (“Academy”) (Nasdaq: ASO) today announced that, as a result of a planned succession process, the following changes to Academy’s executive leadership team will be effective as of 12:01 a.m. Central Time on June 1, 2023.

•Ken C. Hicks, Chairman, President and Chief Executive Officer (CEO), will transition from President and CEO to Executive Chairman of the Board of Directors.
•Steven (Steve) P. Lawrence, Executive Vice President (EVP) and Chief Merchandising Officer (CMO), will become CEO and a member of the Board of Directors. Mr. Lawrence will continue to serve as CMO until a successor is selected and duly appointed.
•Michael P. Mullican, EVP and Chief Financial Officer (CFO), will become President and assume additional responsibilities for the strategic planning, logistics & supply chain, legal, compliance, and risk management functions, in addition to his existing financial planning & analysis, accounting, treasury, tax, internal audit, investor relations, loss prevention, and customer insights & strategy responsibilities. Mr. Mullican will continue to serve as CFO until a successor is selected and duly appointed.
•Samuel (Sam) J. Johnson, EVP, Retail Operations, will assume additional responsibilities for the real estate, construction and store design functions.
As Executive Chairman, Mr. Hicks will remain involved at Academy, continuing to lead the Board of Directors and serving as a partner to Mr. Lawrence to support the execution of Academy’s recently announced long-range strategic plan. Mr. Hicks will also work closely with Mr. Lawrence to ensure a smooth leadership transition.

Exhibit 99.1
Mr. Hicks has served as Academy’s Chairman, President and CEO since May 2018 and on its Board since May 2017. Prior to joining Academy, he held senior positions at Foot Locker, J.C. Penney, Payless ShoeSource, Home Shopping Network, May Department Stores Company, and McKinsey & Company. He is a graduate of the United States Military Academy and holds an M.B.A. from Harvard Business School with highest distinction.

Under Mr. Hicks’s leadership, Academy has opened 28 new stores, grown net sales from $4.8 billion in 2018 to $6.4 billion in 2022, developed a meaningful and profitable e-commerce business, improved gross margin rate from 28.6% in 2018 to 34.6% in 2022, grown net income from $58.5 million in 2018 to $628.0 million in 2022, and grown diluted earnings per share from $3.79 in 2020 to $7.49 in 2022. Academy also achieved several other important milestones during Mr. Hicks’s tenure, including an initial public offering (IPO) in October 2020 that raised $270 million, a debt refinancing in November 2020, and the company being named into the Fortune 500 in 2021. Since its IPO, Academy has returned more than $2 billion to stakeholders through cash dividends, debt reduction, and share repurchases and Academy’s market capitalization has increased from approximately $1.1 billion to more than $5 billion.

Mr. Lawrence becomes the seventh CEO in Academy’s 85-year history. He joined Academy in February 2019 and has been serving as EVP & CMO with responsibility for the buying, merchandising, planning & allocation (MP&A), private brand, marketing & advertising, communications, and community relations functions. During his tenure as CMO, Mr. Lawrence has served as a key member of the executive leadership team, led Academy to significant positive growth across each of its four merchandise divisions (including the achievement of company-record merchandise sales and gross profit in 2021 and industry-leading merchandising margins in 2021 and 2022), and implemented essential improvements in the company’s MP&A and marketing capabilities and performance. Mr. Lawrence has more than 30 years of retail business experience and previously held leadership positions at francesca’s, Stage Stores, J.C. Penney, and Foley’s. He is a graduate of the University of Notre Dame.

Mr. Mullican has served as EVP & CFO since January 2018 with responsibility for the financial planning & analysis, accounting, treasury, tax, internal audit, investor relations, loss prevention, real estate & construction, and customer insights & strategy functions. During his tenure as CFO, Mr. Mullican has served as a key member of the executive leadership team and helped lead the company to record growth, profitability, cash flow and return on invested capital. He also led the company’s IPO and debt refinancing in 2020 and developed the company’s inaugural capital allocation strategy in 2022. He previously served as Academy’s EVP and General Counsel from February 2017 to January 2018. Mr. Mullican has more than 20 years of retail business and legal experience and previously held leadership positions at Meijer and Family Dollar. Mr. Mullican is a graduate of North Carolina State University and holds a J.D. degree from the University of Chicago Law School.

Mr. Johnson has served as EVP, Retail Operations since April 2017 with responsibility for the store operations, store optimization, regional merchants, and customer care functions,

Exhibit 99.1
and he led the transformation of the stores and customer service, leading to record customer service levels in 2022. Mr. Johnson has more than 30 years of retail business experience and previously held senior positions for hhgregg, Inc. and Sears.

Mr. Hicks said, “It has been an enormous privilege leading Academy as CEO over the past five years. Having known Academy since I was growing up in Houston, this has been a dream job that has allowed me to fill my passion for retail and connect with our team members and customers. I have been fortunate to work with the best team in retail to lead Academy through significant changes, challenges, transformation, and improvement. Every level of our organization delivered and contributed to our success. I would like to thank our 22,000 great team members, who have been focused on building our company while serving our customers and providing fun for all, and our Board of Directors for their unwavering support. I look forward to continuing my leadership role on the Board and working with Steve to ensure a seamless transition and the successful execution of Academy’s new, long-range plan.”

Mr. Hicks continued, “With Academy solidly positioned for the future, I am confident that it is the right time for Steve to become Academy’s next CEO. The Board and I have thoughtfully planned my succession, and we are confident that Academy will be in the right hands under Steve’s leadership. In the time that Steve and I have been working together at Academy, I have been consistently impressed with his dedication to our business and customers, passion and talent for retail, and outstanding leadership and contributions. Steve and I share the same mission, vision and values for Academy’s future, and we are aligned on the strategic plan we recently developed to achieve the company’s long-term goals. I am also pleased that Academy will further leverage Michael’s strong leadership, strategic talent, operational acumen, and financial expertise in his expanded role as President. Steve and Michael played integral roles over the last four years in executing Academy’s prior strategic plan, and they were both key contributors to the recent development of the new, long-range plan. I know that Steve, Michael, and Sam will work very well together towards achieving our vision to become the best sports and outdoors retailer in the country.”

Tom Nealon, Academy’s Lead Independent Director, commented, “On behalf of the Board, I want to thank Ken for his exceptional, passionate, and committed leadership as CEO of Academy. He has transformed the company culturally, operationally, and financially. He steered Academy through many difficult challenges presented by the COVID-19 pandemic, led the company to outstanding results that achieved many important goals, including record sales, profitability, cash flow, and return on invested capital, grown the business into a strong market position, executed a highly successful IPO, and delivered extraordinary shareholder return. Academy is well positioned for the future, due to the team’s remarkable leadership. We are extremely pleased that Academy and the Board will continue to benefit from Ken’s leadership, expertise, and experience as Executive Chairman, and we are grateful that he will work closely with Steve and the rest of the company’s leadership team to ensure a smooth CEO transition and support the company’s execution of the new, long-range plan. The Board looks forward to a continued strong partnership with Ken and Steve in their new roles.”

Exhibit 99.1

Mr. Nealon added, “The Board is delighted to appoint Steve to succeed Ken as Academy’s next CEO. During our thoughtful succession planning process, the Board confirmed that Steve possesses the key elements we believe are required to lead Academy and its team members through its next phase of growth. Steve is a proven retail leader who has driven exceptional results for Academy, and we are confident that Steve is the ideal person to lead Academy into the future as its CEO.”

Mr. Lawrence stated, “It’s a true privilege to succeed Ken as Academy’s next CEO. He has transformed our company into a leading retailer and laid a strong foundation for our future. It has been a pleasure to work closely with Ken over the last four years and I look forward to continuing our partnership as we step into our new roles. I thank the Board for their support and confidence to entrust me with the opportunity to lead our company through its next phase of growth. I am excited to lead our dedicated team members, who enable Academy to offer our customers the broad, differentiated, value assortment with the excellent service and experience that they expect. I look forward to working with our strong team, who managed our business through several years of extraordinary transformation, growth and performance. Our market position, momentum, team, strategy, and potential give me confidence that Academy will continue to grow and succeed while providing fun for all, as we execute the strategic initiatives we have set under our new long-range plan.”

Mr. Mullican stated, “I am proud to step into the President role at Academy during such a pivotal time in the company’s evolution. The operational and organizational improvements we have made over the past few years have successfully positioned us well for future growth. I am eager to continue advancing our strategy, to accelerate sales and profit growth through new store openings, omnichannel expansion, and to increase the productivity of existing stores and distribution centers. I look forward to working with our talented team as we take the business to even greater heights, while providing fun for all our customers through broad assortments, value offerings, and excellent service.”

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 269 stores across 18 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. You can identify these forward-

Exhibit 99.1
looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “plans,” “goals,” “future,” “forward,” “strategies,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding Academy’s expectations regarding its future performance and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, including ongoing inflation and continued increases in interest rates, many of which are beyond Academy’s control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy’s filings with the SEC, including Academy’s most recently filed Annual Report on Form 10-K, under the caption “Risk Factors,” as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Academy operates on a retail fiscal calendar pursuant to which its fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which Saturday may occur on a date following January 31) each year. References in this press release to any “year” mean “fiscal year” and references to “2018,” “2019,” “2020,” "2021" and “2022” relate to Academy’s fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, January 29, 2022, and January 28, 2023, respectively, in each case unless the context requires otherwise.

Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com